Exhibit 99.2

M. Drexler Voicemail

Good morning everyone. I wanted to leave a quick message with an update regarding our pending transaction with TPG and Leonard Green.

This morning we issued a press release announcing the following:

During the initial “go shop” period no other bids for our company came in. However, due to a settlement related to pending litigation concerning the deal, we have agreed to extend the go shop period for one additional month, ending February 15th. If no superior offers are made, we will proceed as planned. In the meantime, we still have some additional steps required in this process including our shareholders’ vote. This is scheduled to take place on March 1st.

We will keep you posted as much as we can as the transaction comes to a close. I am very excited for this next step in our company’s future and I want to thank each and every one of you for your continued focus and hard work.

Additional Important Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger. In connection with the proposed transaction, the Company will file a definitive proxy statement and file or furnish other relevant materials with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS OF J.CREW GROUP, INC. ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT MATERIALS FILED OR FURNISHED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed or furnished to the Securities and Exchange Commission by the Company at the Securities and Exchange Commission’s website at http://www.sec.gov or at the Company’s website at http://www.jcrew.com and then clicking on the “Investor Relations” link and then the “SEC Filings” link. The definitive proxy statement and other relevant materials may also be obtained for free from the Company by directing such request to J.Crew Group, Inc., 770 Broadway, New York, New York 10003; or (212) 209-2500. The contents of the websites referenced above are not deemed to be incorporated by reference into the definitive proxy statement.

Participants in Solicitation

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning the interests of the Company’s participants in the solicitation is, or will be, set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the definitive proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from the Company at http://www.jcrew.com, and then clicking on the “Investor Relations” link and then the “SEC Filings” link or by directing such request to J.Crew Group, Inc., 770 Broadway, New York, New York 10003; or (212) 209-2500.